EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Ordinary Shares of iClick Interactive Asia Group Limited, dated as of November 8, 2019, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

November 8, 2019

LIM Advisors Limited

By:	/s/ Benjamin Mak
Name:	Benjamin Mak
Title:	Chief Executive Officer

LIM Asia Multi-Strategy Fund Inc.

By:	/s/ Benjamin Mak
Name:	Benjamin Mak
Title:	Authorized Representative

Long Investment Management International Ltd.

By:	/s/ Benjamin Mak
Name:	Benjamin Mak
Title:	Authorized Representative

By:	/s/ George W. Long
Name:	George W. Long